Exhibit 99.1

CONTACT:	Alexander C. Kinzler
President and Chief Operating Officer

Russell M. Gifford
Executive Vice President and Chief Financial Officer

Tel: (808) 531-8400

BARNWELL INDUSTRIES, INC. REPORTS REAL ESTATE

SALE AND RECEIPT OF PAYMENT

HONOLULU, HAWAII, January 26, 2006 -- Barnwell Industries, Inc., (ASE-BRN) today reported that the first of 80 single-family lots under development by WB KD Acquisition, LLC at Kaupulehu, North Kona, Hawaii has been sold and that Kaupulehu Developments, Barnwell’s 77.6%-owned land development partnership, received percentage and minimum payments totalling $2,500,000.

Mr. Morton H. Kinzler, Chairman and Chief Executive Officer of Barnwell, commented, “We are very pleased to report that lot sales have begun for the 80-lot Increment I project being developed by WB KD Acquisition, LLC on land it acquired the leasehold interest in from Kaupulehu Developments. The property borders the Pacific Ocean near Hualalai Resort at Kaupulehu, North Kona, Hawaii. A portion of the $2,500,000 payment received is a percentage payment due Kaupulehu Developments from the sale price of the lot and the remainder is a minimum payment due to Kaupulehu Developments. There is no assurance that any of the remaining lots will be sold or that further payments will be made to Kaupulehu Developments.”

The information contained in this press release contains “forward-looking statements”, which are statements related to future, not past events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “seeks,” “will,.” and similar expressions. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important risks and uncertainties that may affect our operations, markets, products, services, and prices, as described in our Annual Report on Form 10-KSB filed with the Securities and Exchange Commission. Accordingly, there is no assurance that our expectations will be realized. We assume no obligation to update any forward-looking statements contained in this press release as the result of new information or future events or developments except as required by applicable law.